Exhibit 2.7

PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

THIS PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT is entered into as of June 26, 2009, by InPlay Technologies, Inc., a Nevada corporation (“InPlay”) and FinePoint Innovations, Inc., a Delaware corporation (“FinePoint”), together (“Grantors”) in favor of Wacom Co. Ltd., a Japanese corporation (“Lender”) with regard to the following recitals of fact:

A.           Under the terms of the Promissory Note between InPlay and FinePoint as debtors and Lender of even date herewith (the “Note”), Lender agreed to make a loan to InPlay and FinePoint in the principal amount of One Million Nine Hundred Thousand Dollars
(US$1, 900,000) (the “Loan”).

B.           Pursuant to the terms of that certain Loan and Security Agreement of even date herewith among InPlay and FinePoint as borrowers and Lender (the “Loan and Security Agreement”, Grantor has granted to Lender a security interest in certain “Intellectual Property Collateral” (as defined therein, the “Intellectual Property Collateral”).

C.           Further, in order to secure certain copyrights, Kurta, a corporation wholly owned or controlled by InPlay and FinePoint has agreed to grant a security interest to Lender hereunder.

NOW, THEREFORE, in consideration of the premises, in order to induce Lender to disburse the proceeds of the Loan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

To secure the obligations under the Note and confirm the security interest granted in the Intellectual Property Collateral, Grantors grant and pledge to Lender a security interest in all of Grantors’ respective right, title and interest in, to and under the Intellectual Property Collateral (including without limitation those certain Patents, Trademarks and Copyrights listed on Schedules A, B and C hereto), and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

This security interest is granted in furtherance (and not limitation) of the security interest granted to Lender under the Loan and Security Agreement.  The rights and remedies of Lender with respect to the security interest granted hereby are in addition to those set forth in the Loan and Security Agreement and the Note, and those which are now or hereafter available to Lender as a matter of law or equity.  Each right, power and remedy of Lender provided for herein or in the Loan and Security Agreement or the Note, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Patent, Trademark and Copyright Security Agreement, the Loan and Security Agreement and the Note, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Lender, of any or all other rights, powers or remedies.

Grantors represent and warrant that Exhibit A attached hereto sets forth any and all intellectual property rights in connection to which any of the Grantors has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or with any other similar office throughout the world.

IN WITNESS WHEREOF, the parties have caused this Patent, Trademark and Copyright Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR INPLAY:

Address of Grantor:

PO Box 28936	By:
Scottsdale, AZ 85255
Title:

GRANTOR FINEPOINT:
Address of Grantor:

PO Box 28936
Scottsdale, AZ 85255	By:

Title:

2